UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

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Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia		30326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2014, Premier Exhibitions, Inc. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) between the Company and Samuel S. Weiser in connection with Mr. Weiser’s resignation as President and Chief Executive Officer of the Company. Mr. Weiser is currently a director of the Company, and will continue to serve in that capacity.

Pursuant to the Separation Agreement, Mr. Weiser is entitled to a severance payment equal to one year of salary, payable two-thirds upon execution of the Agreement with the remainder payable in twelve equal monthly installments. Pursuant to the Severance Agreement Mr. Weiser’s existing equity grants, consisting of stock options, stock appreciation rights and restricted stock units, vested in full to the extent they had not previously vested, and remain exercisable. Mr. Weiser will also receive twelve months of reimbursement for health insurance premiums of $2,775 per month and twelve months of office space currently leased by the Company in Chicago, Illinois.  As consideration for the Severance Agreement, in addition to Mr. Weiser’s resignation, Mr. Weiser released the Company and its affiliates from all claims or suits in his favor and agreed not to participate in any proxy solicitation involving the Company for a period of six months.   For twelve months from the date of his resignation, Mr. Weiser is also required to comply with the restrictive covenants set forth in his employment agreement, which are incorporated into the Separation Agreement.

This summary does not purport to be complete and is qualified by reference to the full text of the Severance Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Agreement and Release, dated June 20, 2014, by and between the Company and Samuel S. Weiser

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael Little
Michael Little
Interim President and Chief Executive Officer Chief Financial Officer and Chief Operating Officer

Date: June 26, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and Release between the Company and Samuel S. Weiser dated June 20, 2014